COMPANY CONTACT: Jeff Magids Vice President of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter and Full Year 2022 Results;
2023 Capital Program and Guidance
Full year 2022 production increased 26% year-over-year; oil production increased 80%
Over 650 high return drilling locations provide 10+ years of inventory life
2023 capital budget supports two-rig drilling program focused on oil development
Full year 2023 production guidance implies ~25% growth year-over-year
Houston, TX - March 1, 2023 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced operating and financial results for the fourth quarter and full year 2022. Highlights include:
•Reported net production of 315 million cubic feet of natural gas equivalent per day (“MMcfe/d”) (66% natural gas) for the fourth quarter of 2022; oil and natural gas liquids (“NGL”) production above the high end of guidance. Oil and gas revenue increased 31% year-over-year driven by increased production and higher commodity prices
•Recorded net income of $173 million, Adjusted EBITDA of $119 million and free cash flow (“FCF”) of $2 million for the fourth quarter of 2022. For full year 2022, SilverBow recorded net income of $340 million, Adjusted EBITDA of $393 million and FCF of $22 million. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Delivered double digit year-over-year growth for full year net production, net income and Adjusted EBITDA for the second year in a row as SilverBow continues to efficiently scale through successful development activity and acquisitions
•Capital expenditures of $328 million, on an accrual basis, below the midpoint of guidance as the Company continues to deliver on planned costs and offset service cost inflation through operational efficiencies
•Closed four accretive acquisitions during 2022 which significantly increased SilverBow's production, year-end reserves and progress towards key scale targets. Acquisitions and leasing activity in 2022 added over 350 gross drilling locations across a balanced commodity mix spanning the Eagle Ford Shale and Austin Chalk

•High quality inventory of drilling locations at year-end 2022 provides over 10 years of development at a two-rig pace
•Borrowing base under the Company's senior secured revolving credit facility (“Credit Facility”) of $775 million at year-end 2022, an increase of $315 million or 68% year-over-year
•Year-end 2022 total debt of $692 million. Leverage ratio of 1.35x1 at year-end 2022, while also funding approximately $370 million in cash for acquisitions under the Company's Credit Facility
•Full year 2022 return on capital employed (“ROCE”) of 24%; three-year average ROCE of 19% from 2020 to 2022. ROCE is a non-GAAP measure defined and reconciled in the tables below
•Year-end 2022 total estimated proved reserves were 2.2 trillion cubic feet of gas equivalent (“Tcfe”) (43% proved developed; 77% natural gas), a Standardized Measure of $4.0 billion and a pre-tax present value of future net cash flows discounted at 10% (“PV-10 Value,” a non-GAAP measure) of $5.0 billion utilizing Securities and Exchange Commission (“SEC”) pricing. Proved reserves, Standardized Measure and PV-10 Value increased 58%, 154% and 173% year-over-year, respectively
2023 Capital Program and Guidance:
•Full year estimated production of 325 - 345 MMcfe/d, representing a 24% increase year-over-year and a compound annual growth rate of more than 20% since full year 2020; third consecutive year of double digit growth
•Full year capital program of $450-$475 million with two rigs dedicated to oil development, in accordance with SilverBow's strategy of allocating capital towards highest return projects given prevailing commodity prices; maintaining flexibility to adjust as commodity prices dictate
•Based on 2023 capital budget and operating plan, full year oil production is expected to increase by 100% year-over-year; focus on developing acquired assets and expanding oil inventory through Austin Chalk delineation
•Increased oil and NGL production as a percentage of total production to drive higher cash margins per Mcfe; liquids production expected to comprise approximately 40%-50% of total production by year-end 2023
•As of February 24, 2023, SilverBow had 89% of 2023 gas volumes hedged based on the midpoint of full year guidance
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “In 2022, SilverBow continued to execute on its growth strategy through the drillbit and accretive acquisitions to increase scale while remaining leverage neutral. The four accretive acquisitions we closed during the year significantly expanded our production base and high-return inventory, with an emphasis on oil locations. Additionally, we achieved positive results with our Webb County Austin Chalk delineation efforts where we delivered some of the highest returning wells in our portfolio and have identified inventory upside. In total, our borrowing base increased by nearly 70% during the year, and our proved reserves and PV-10 value increased by 58% and 173% year-over-year, respectively. At year-end 2022, our SEC PV-10 value was $5.0 billion reflecting organic development and the aforementioned acquisitions. It was an exceptional year for SilverBow and we are excited about the many opportunities ahead."
Mr. Woolverton commented further, “Core to SilverBow's strategy is operational flexibility and allocating capital to our highest returning projects. Given the relative strength of oil prices compared to natural gas prices, we intend to operate two rigs dedicated to oil development in 2023. Our strategy of pivoting between oil and gas development has been a key differentiator for us and has allowed us to generate an average ROCE of 19% over the last three years during volatile pricing and operating environments. We will continue maximizing return on capital with repeatable execution and flexible capital allocation."
OPERATIONS HIGHLIGHTS
During the fourth quarter of 2022, the Company drilled 15 net wells, completed 13 net wells and brought 11 net wells online. For full year 2022, SilverBow drilled 45 net wells, and completed 39 net wells and brought online 37 net wells. SilverBow operated one drilling rig for the first six months of 2022, primarily focused on its Webb County Gas area. Then, in conjunction with closing the Sundance acquisition on June 30, 2022, the Company added a second drilling rig and continued operating at a two-rig drilling pace through the end of 2022. SilverBow targeted both oil and gas opportunities throughout the second half of the year, and in the fourth quarter of 2022 operated both rigs in its Webb County Gas area. The Company expects to remain operationally flexible going forward and will continue to optimize its drilling program in response to commodity prices and expected returns.
In the Webb County Gas area, SilverBow drilled 24 net wells and completed and brought 20 net wells online during 2022. The Austin Chalk formation was a key focus area of the Company's delineation and development plan, and comprised 15 of the 24 net wells drilled in the area during 2022. Well performance in the Webb County Austin Chalk continues to exceed expectations and exhibit strong commercial economics, and during the third quarter of 2022, SilverBow completed and brought online its best performing Austin Chalk well to date with a 30-day average production of 17 million cubic feet per day (“MMcf/d”) (100% gas). In 2022, the Company drilled and completed multi-well pads that targeted both the Austin Chalk and Eagle Ford formations, which supported SilverBow's expectations for high rate of return potential in full-scale development mode, and marks a progression from the single well delineation pads targeting the Austin Chalk in prior years. Additionally, the Company focused on expanding its Webb County and Austin Chalk position during the year with the establishment of a new acreage block within Webb County, comprising ~7,500 net acres through a series of bolt-on acquisitions, leasing and drill-to-earn agreements.

For the full year 2022, SilverBow's capital expenditures, excluding acquisitions, on an accrual basis were $327.5 million, below the midpoint of the Company's full year guidance range of $320 to $340 million. Throughout 2022, the Company experienced inflationary pressures on its capital and operating expenses as a result of high demand for products, materials and services provided by vendors in conjunction with overall supply chain disruptions and tight labor market conditions. The SilverBow team took actions to mitigate the impact of these inflationary cost pressures through enhanced procurement initiatives, pre-ordering of key materials and a focus on operational efficiencies and planning. The mid-year increase from one drilling rig to two drilling rigs supported increased scale and achieved even better overall cycle-times. This enhanced activity provided greater line of sight to secure available service equipment at favorable contract rates. In aggregate, the Company's drilling and completion (“D&C”) costs during the year were within 1% of planned costs for the year due to the cost mitigation efforts and operational efficiencies delivered by the team.
SilverBow closed four acquisitions in 2022. The acquired assets provide SilverBow a deep runway of future oil and gas development locations in the Eagle Ford and Austin Chalk. The Company added more than 350 gross drilling locations from acquired assets in 2022, with further inventory upside potential based on optimization of well costs, spacing and lateral lengths given the highly contiguous leasehold footprints with SilverBow's existing acreage. The acquisition activity in 2022 reflects a continued focus on identifying opportunities to add to core positions in high-return areas.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the fourth quarter of 2022 averaged 315 MMcfe/d, within the Company's guidance range. Production mix for the fourth quarter consisted of 66% natural gas, 21% crude oil and 13% NGLs. Natural gas comprised 50% of total oil and gas sales for the fourth quarter of 2022, compared to 63% in the fourth quarter of 2021.
For the fourth quarter of 2022, lease operating expenses (“LOE”) were $0.63 per thousand cubic feet of natural gas equivalent (“Mcfe”). Transportation and processing expenses (“T&P”) were $0.35 per Mcfe and production and ad valorem taxes were 5.8% of oil and gas revenue for the fourth quarter of 2022. Total production expenses, which include LOE, T&P and production taxes, were $1.38 per Mcfe for the fourth quarter of 2022. Net general and administrative (“net G&A”) expenses for the fourth quarter were $6.6 million or $0.23 per Mcfe. After deducting $1.2 million of non-cash compensation expenses, cash general and administrative (“cash G&A”, a non-GAAP measure) expenses were $5.4 million for the fourth quarter of 2022, or $0.19 per Mcfe.
Crude oil and natural gas realizations in the fourth quarter of 2022 were 99% and 84% of West Texas Intermediate (“WTI”) and Henry Hub, respectively, excluding hedging. The average realized natural gas price, excluding the effect of hedging, was $5.24 per thousand cubic feet of natural gas (“Mcf”) in the fourth quarter of 2022 compared to $5.64 per Mcf in the fourth quarter of 2021. The average realized crude oil selling price, excluding the effect of hedging, was $81.80 per barrel in the fourth quarter of 2022 compared to $75.65 per barrel in the fourth quarter of 2021. The average realized NGL selling price in the fourth quarter of 2022 was $24.25 per barrel (29% of WTI benchmark), compared to $32.82 per barrel (43% of WTI benchmark) in the fourth quarter of 2021. Please refer to the tables included in this news release for production volumes and pricing information.
YEAR-END 2022 RESERVES
SilverBow reported year-end estimated proved reserves of 2.2 Tcfe, a 58% increase over year-end 2021. Specific highlights from the Company’s year-end reserve report include:
•Standardized Measure of $4.0 billion, a 154% increase over year-end 2021
•PV-10 Value (non-GAAP measure) of $5.0 billion, a 173% increase over year-end 2021
•Proved developed producing (“PDP”) PV-10 Value (non-GAAP measure) of $2.6 billion, a 150% increase over year-end 2021

The table below reconciles 2021 reserves to 2022 reserves:

Total (MMcfe)
Proved reserves as of December 31, 2021	1,415,770
Extensions, discoveries, and other additions	567,235
Revisions of prior reserve estimates	(2,736)
Purchases of minerals in place	355,471
Sales of minerals in place	(2,656)
Production	(98,460)
Proved reserves as of December 31, 2022	2,234,624

Proved developed reserves accounted for 43% of SilverBow's total estimated proved reserves at December 31, 2022. The SEC prices used for reporting the Company's year-end 2022 estimated proved reserves, which have been adjusted for basis and quality differentials, were $6.14 per Mcf for natural gas, $34.76 per barrel for natural gas liquids and $94.36 per barrel for crude oil compared to $3.75 per Mcf, $25.29 per barrel, and $63.98 per barrel in 2021.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $199.0 million for the fourth quarter of 2022. The Company reported net income of $173.4 million for the fourth quarter of 2022, which includes a net unrealized gain on the value of SilverBow's derivative contracts and WTI contingency payouts of $117.8 million. For full year 2022, the Company reported net income of $340.4 million.

For the fourth quarter of 2022, SilverBow reported Adjusted EBITDA (a non-GAAP measure) of $119.1 million and FCF (a non-GAAP measure) of $2.3 million. For full year 2022, SilverBow reported Adjusted EBITDA of $393.1 million and FCF of $21.5 million. For full year 2022, the Company reported Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $511.4 million, which, in accordance with the Leverage Ratio calculation in its Credit Facility, includes pro forma contributions from acquired assets prior to their closing dates totaling $118.3 million.
Capital expenditures incurred during the fourth quarter of 2022 totaled $102.7 million on an accrual basis. For full year 2022, capital expenditures totaled $327.5 million on an accrual basis.
2023 CAPITAL PROGRAM
SilverBow's 2023 capital budget range is $450-$475 million (approximately 90% allocated to D&C activity). The budget provides for 60 gross (52 net) operated wells drilled, compared to 47 gross (45 net) operated wells drilled in 2022. The Company expects to operate two drilling rigs throughout 2023 (as compared to a 1.5 rig average in 2022) with approximately 95% of D&C activity directed towards oil development across its Central Oil, Eastern Extension and Western Condensate areas. The emphasis on oil drilling is a returns-based decision based on a number of factors including the relative strength of oil prices versus natural gas prices, and the limited visibility into Webb County takeaway capacity in 2023. The budget supports production growth of approximately 25% year-over-year funded by cash flows from operations.
2023 GUIDANCE
For the first quarter of 2023, the Company is guiding to total net production of 295 - 316 MMcfe/d, with expected oil volumes of 10,500 - 11,500 Bbls/d. For full year 2023, SilverBow is guiding to total net production of 325 - 345 MMcfe/d, with expected oil volumes of 13,750 - 15,000 Bbls/d. The two-rig focus on oil development throughout 2023 should accelerate the Company's production mix toward a more balanced split between natural gas and liquids. Under its current 2023 development program, SilverBow's full year oil production is expected to increase by 100% year-over-year. Furthermore, by the fourth quarter 2023, the Company's liquids production is expected to comprise nearly 45% of total production. Due to a combination of constrained takeaway capacity and lower natural gas prices, SilverBow is producing at contracted firm pipeline capacity and has elected to defer completion activity in Webb County until 2024. The Company's first quarter 2023 and full year 2023 production guidance assume that gas production from Webb County is limited to contracted firm pipeline capacity. Additional detail concerning SilverBow's first quarter and full year 2023 guidance can be found in the table included in this news release and the most recent Corporate Presentation posted to the Investor Relations section of the Company's website.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to provide greater predictability of cash flow. The Company's hedging program is structured to provide exposure to higher commodity prices while also protecting against periods of low prices. As of February 24, 2023, SilverBow had 73% of total production hedged for full year 2023, using the midpoint of guidance. For 2023, the Company has 179 MMcf/d (89% of guidance) of natural gas production hedged at an average price of $3.84 per million British thermal units, 7,291 Bbls/d (51% of guidance) of oil hedged at an average price of $74.19 per barrel and 3,750 (46% of guidance) Bbls/d of NGLs hedged at an average price of $33.01 per barrel. For 2023, SilverBow has secured gas basis hedges on 157 MMcf/d to mitigate further risk. For 2024, the Company has 118 MMcf/d of natural gas production hedged and 3,032 Bbls/d of oil hedged. SilverBow's hedges consist of both swaps and collars with the average price factoring in the floor price of the collars. Please see the Company's Corporate Presentation and Form 10-K for the year ended December 31, 2022, which SilverBow expects to file on Thursday, March 2, 2023, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of December 31, 2022, SilverBow had $0.8 million of cash and $542.0 million of outstanding borrowings under its Credit Facility. The Company's liquidity position was $233.8 million, consisting of $0.8 million of cash and $233.0 million of availability under the Credit Facility. SilverBow's net debt as of December 31, 2022 was $691.2 million, calculated as total debt of $692.0 million less $0.8 million of cash. As of February 24, 2023, the Company had 22.5 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, March 2, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resources' Fourth Quarter and Full Year 2022 Earnings Conference Call (Conference ID: 5410161) or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “SilverBow Resources Fourth Quarter and Full Year 2022 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be posted to the Investor Relations section of SilverBow's website prior to the conference call.
ABOUT SILVERBOW RESOURCES, INC.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impacts of inflation, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “predict,” “potential,” “plan,” “project,” "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risk related to recently completed acquisitions and integrations of these acquisitions; volatility in natural gas, oil and NGL prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance, cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry;

general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, political tensions and war (including future developments in the ongoing Russia-Ukraine conflict); the severity and duration of world health events, including health crises and pandemics including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges including remote work arrangements and protecting the health and well-being of our employees; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its Form 10-K for the year ended December 31, 2022.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$792	$1,121
Accounts receivable, net	89,714	49,777
Fair value of commodity derivatives	52,549	2,806
Other current assets	2,671	1,875
Total Current Assets	145,726	55,579
Property and Equipment:
Property and Equipment, Full-Cost Method, including $16,272 and $17,090 of unproved property costs not being amortized	2,529,223	1,611,953
Less – Accumulated depreciation, depletion, amortization and impairment	(1,004,044)	(869,985)
Property and Equipment, Net	1,525,179	741,968
Right of use assets	12,077	16,065
Fair value of long-term commodity derivatives	24,172	201
Other long-term assets	9,208	5,641
Total Assets	$1,716,362	$819,454
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$60,200	$35,034
Fair value of commodity derivatives	40,796	47,453
Accrued capital costs	56,465	7,354
Accrued interest	2,665	697
Current lease liability	8,553	7,222
Undistributed oil and gas revenues	27,160	23,577
Total Current Liabilities	195,839	121,337
Long-term debt	688,531	372,825
Non-current lease liability	3,775	9,090
Deferred tax liabilities, net	16,141	6,516
Asset retirement obligations	9,171	5,526
Fair value of long-term commodity derivatives	7,738	8,585
Other long-term liabilities	3,588	3,043
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 22,663,135 and 16,822,845 shares issued and 22,309,740 and 16,631,175 shares outstanding	227	168
Additional paid-in capital	576,118	413,017
Treasury stock held, at cost, 353,395 and 191,670 shares	(7,534)	(2,984)
Retained earnings (Accumulated deficit)	222,768	(117,669)
Total Stockholders’ Equity	791,579	292,532
Total Liabilities and Stockholders’ Equity	$1,716,362	$819,454

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenues:
Oil and gas sales	$753,420	$407,200

Operating Expenses:
General and administrative, net	21,395	21,799
Depreciation, depletion, and amortization	133,982	68,629
Accretion of asset retirement obligations	534	306
Lease operating expense	55,329	27,206
Workovers	1,655	514
Transportation and gas processing	32,989	24,145
Severance and other taxes	41,761	19,307
Total Operating Expenses	287,645	161,906

Operating Income (Loss)	465,775	245,294

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	(73,885)	(123,018)
Interest expense, net	(41,948)	(29,129)
Other income (expense), net	95	10

Income (Loss) Before Income Taxes	350,037	93,157

Provision (Benefit) for Income Taxes	9,600	6,398

Net Income (Loss)	$340,437	$86,759

Per Share Amounts:

Basic: Net Income (Loss)	$17.24	$6.61

Diluted: Net Income (Loss)	$16.94	$6.42

Weighted Average Shares Outstanding - Basic	19,748	13,118

Weighted Average Shares Outstanding - Diluted	20,097	13,520

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
Revenues:
Oil and gas sales	$198,978	$151,349

Operating Expenses:
General and administrative, net	6,555	6,927
Depreciation, depletion, and amortization	44,886	23,144
Accretion of asset retirement obligations	169	80
Lease operating expense	18,233	8,439
Workovers	722	2
Transportation and gas processing	10,206	6,970
Severance and other taxes	11,578	7,333
Total Operating Expenses	92,349	52,895

Operating Income (Loss)	106,629	98,454

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	83,932	29,862
Interest expense, net	(15,316)	(7,241)
Other income (expense), net	37	5

Income (Loss) Before Income Taxes	175,282	121,080

Provision (Benefit) for Income Taxes	1,922	6,806

Net Income (Loss)	$173,360	$114,274

Per Share Amounts:

Basic: Net Income (Loss)	$7.77	$7.35

Diluted: Net Income (Loss)	$7.65	$7.12

Weighted Average Shares Outstanding - Basic	22,310	15,539

Weighted Average Shares Outstanding - Diluted	22,650	16,044

Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income	$340,437	$86,759
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Depreciation, depletion, and amortization	133,982	68,629
Accretion of asset retirement obligations	534	306
Deferred income tax expense (benefit)	9,625	6,212
Share-based compensation expense	5,086	4,645
(Gain) Loss on commodity derivatives, net	73,885	123,018
Cash settlements (paid) received on derivatives	(219,626)	(70,582)
Settlements of asset retirement obligations	(48)	(158)
Write-down of debt issuance cost	350	229
Other	3,010	2,877
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	(29,522)	(23,513)
Increase (decrease) in accounts payable and accrued liabilities	11,788	17,507
Increase (decrease) in income taxes payable	(229)	83
Increase (decrease) in accrued interest	1,969	(286)
Net Cash Provided by (Used in) Operating Activities	331,241	215,726
Cash Flows from Investing Activities:
Additions to property and equipment	(272,443)	(133,638)
Acquisition of oil and gas properties	(367,024)	(51,734)
Proceeds from the sale of property and equipment	4,347	—
Payments on property sale obligations	(750)	(1,084)
Net Cash Provided by (Used in) Investing Activities	(635,870)	(186,456)
Cash Flows from Financing Activities:
Payments of long-term debt	—	(50,000)
Proceeds from bank borrowings	841,000	335,000
Payments of bank borrowings	(526,000)	(338,000)
Net proceeds from issuances of common stock	—	26,956
Net proceeds from stock options exercised	39	—
Purchase of treasury shares	(3,397)	(612)
Payments of debt issuance costs	(7,342)	(3,611)
Net Cash Provided by (Used in) Financing Activities	304,300	(30,267)

Net Increase (Decrease) in Cash and Cash Equivalents	(329)	(997)
Cash, Cash Equivalents at Beginning of Year	1,121	2,118
Cash, Cash Equivalents at End of Year	$792	$1,121

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest	$36,994	$27,221
Changes in capital accounts payable and capital accruals	$54,372	$(4,033)
Non-cash equity consideration for acquisitions	$(156,252)	$(83,522)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2022 Form 10-K for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus (less) amortization of derivative contracts and pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Return on Capital Employed (“ROCE”): ROCE is defined as (A) Adjusted EBITDA less DD&A expense, divided by (B) the average of Capital Employed - Beginning of Year (Total Debt plus Shareholders Equity) and Capital Employed - Year-End. SilverBow believes ROCE presents a comparable metric across multiple business sectors and sizes and is a meaningful measure because it quantifies how well the Company generates Adjusted EBITDA relative to the capital it has employed in its business and illustrates the profitability of a business or project taking into account the capital employed. SilverBow uses ROCE to assist in capital resource allocation decisions and in evaluating business performance. Additionally, the Company also evaluates average ROCE over a trailing three-year period to adjust for short term (one year) fluctuations and illustrate profitability over a longer time period. Although ROCE is commonly used as a measure of capital efficiency, definitions of ROCE differ, and SilverBow's computation of ROCE may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA for Leverage Ratio for the following periods (in thousands).

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
Net Income (Loss)	$173,360	$114,274
Plus:
Depreciation, depletion and amortization	$44,886	$23,144
Accretion of asset retirement obligations	169	80
Interest expense	15,316	7,241
Loss (gain) on commodity derivatives, net	(83,932)	(29,862)
Derivative cash settlements collected/(paid) (1)	(33,856)	(41,087)
Income tax expense/(benefit)	1,922	6,806
Share-based compensation expense	1,185	1,195
Adjusted EBITDA	$119,050	$81,791
Plus:
Cash interest and bank fees, net	(14,293)	(8,247)
Capital expenditures (2)	(102,702)	(20,055)
Current income tax (expense)/benefit	207	(594)
Free Cash Flow	$2,262	$52,895
(1) Amounts relate to settled contracts covering the production months during the period
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Income (Loss)	$340,437	$86,759
Plus:
Depreciation, depletion and amortization	133,982	68,629
Accretion of asset retirement obligations	534	306
Interest expense	41,948	29,129
Derivative (gain)/loss	73,885	123,018
Derivative cash settlements collected/(paid) (1)	(212,416)	(73,256)
Income tax expense/(benefit)	9,600	6,398
Share-based compensation expense	5,086	4,645
Adjusted EBITDA	$393,056	$245,628
Plus:
Cash interest and bank fees, net	(44,038)	(30,924)
Capital expenditures (2)	(327,504)	(130,503)
Current income tax (expense)/benefit	26	(186)
Free Cash Flow	$21,540	$84,015

Adjusted EBITDA	$393,056	$245,628
Plus:
Amortization of derivative contracts	—	14,093
Pro forma contribution from closed acquisitions	118,329	40,977
Adjusted EBITDA for Leverage Ratio (3)	$511,385	$300,698
(1) Amounts relate to settled contracts covering the production months during the period
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. For referenced last twelve month periods prior to 2022, proceeds from the amortization of previously unwound derivative contracts are also included in the Adjusted EBITDA for Leverage Ratio in accordance with the calculation in its Credit Facility. Leverage Ratio is calculated as total debt, defined as Credit Facility borrowings plus Second Lien notes, divided by Adjusted EBITDA for Leverage Ratio for the most recently completed twelve month period. The below table provides the calculation for Leverage Ratio for the following periods:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Credit Facility Borrowings due 2026	$542,000	$227,000
Second Lien Notes due 2026	150,000	150,000
Total debt	$692,000	$377,000
Adjusted EBITDA for Leverage Ratio (3)	511,385	300,698
Leverage Ratio	1.35x	1.25x

Reconciliation of General & Administrative Expenses to Cash General & Administrative Expenses (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per unit amounts)

The below tables provide the calculation of cash G&A for the following periods (in thousands).

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
General and administrative, net	$6,555	$6,927
Less: Share-based compensation expense	1,185	1,195
Cash general and administrative, net	$5,370	$5,732

General and administrative, net (per Mcfe)	$0.23	$0.30
Less: Share-based compensation expense (per Mcfe)	0.04	0.05
Cash general and administrative, net (per Mcfe)	$0.19	$0.25

	Year Ended December 31, 2022	Year Ended December 31, 2021
General and administrative, net	$21,395	$21,799
Less: Share-based compensation expense	5,086	4,645
Cash general and administrative, net	$16,309	$17,154

General and administrative, net (per Mcfe)	$0.22	$0.28
Less: Share-based compensation expense (per Mcfe)	0.05	0.06
Cash general and administrative, net (per Mcfe)	$0.17	$0.22

Reconciliation of Net Income (Loss) to Return on Capital Employed (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Return on Capital Employed for the following periods (in thousands).

	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Net Income (Loss)	$340,437	$86,759	$(309,382)
Plus:
Depreciation, depletion and amortization	133,982	68,629	64,564
Accretion of asset retirement obligations	534	306	354
Interest expense	41,948	29,129	31,228
Write-down of oil and gas properties	—	—	355,948
Derivative (gain)/loss	73,885	123,018	(61,304)
Derivative cash settlements collected/(paid) (1)	(212,416)	(73,256)	39,424
Income tax expense/(benefit)	9,600	6,398	20,911
Share-based compensation expense	5,086	4,645	4,559
Adjusted EBITDA	$393,056	$245,628	$146,302

Less: Depreciation, depletion and amortization	(133,982)	(68,629)	(64,564)
Adjusted EBIT (A)	$259,074	$176,999	$81,738

Total Debt	$377,000	$430,000	$479,000
Shareholders Equity (2)	292,532	446,981	395,707
Capital Employed - Beginning of Year	$669,532	$876,981	$874,707

Total Debt	$692,000	$377,000	$430,000
Shareholders Equity (2)	791,579	292,532	446,981
Capital Employed - Year-End	$1,483,579	$669,532	$876,981

Average Capital Employed (B) (3)	$1,076,556	$773,257	$875,844

Return on Capital Employed (ROCE) (A / B)	24%	23%	9%

(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Shareholder's Equity in 2020 excludes impact of write-down of oil and gas properties
(3) B = Average of Beginning of Year and Year-End Capital Employed

Calculation of Standardized Measure of Discounted Future Net Cash Flows

The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and SEC PV-10 Value of the Company's proved reserves:

	As of December 31,
(in millions)	2022	2021	2020
Standardized Measure of Discounted Future Net Cash Flows	$4,040	$1,558	$513
Adjusted for: Future income taxes (discounted at 10%)	924	259	13
SEC PV-10 Value	$4,964	$1,817	$526

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Year Ended December 31, 2022	Year Ended December 31, 2021
Production volumes:
Oil (MBbl) (1)	2,634	1,462
Natural gas (MMcf)	70,958	60,510
Natural gas liquids (MBbl) (1)	1,950	1,472
Total (MMcfe)	98,460	78,113

Oil, Natural gas and Natural gas liquids sales:
Oil	$239,247	$98,607
Natural gas	451,863	267,687
Natural gas liquids	62,310	40,906
Total	$753,420	$407,200

Average realized price:
Oil (per Bbl)	$90.84	$67.46
Natural gas (per Mcf)	6.37	4.42
Natural gas liquids (per Bbl)	31.96	27.78
Average per Mcfe	$7.65	$5.21

Price impact of cash-settled derivatives:
Oil (per Bbl) (2)	$(19.78)	$(16.50)
Natural gas (per Mcf)	(2.21)	(0.69)
Natural gas liquids (per Bbl)	(1.88)	(5.07)
Average per Mcfe	$(2.16)	$(0.94)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl) (2)	$71.06	$50.96
Natural gas (per Mcf)	4.16	3.73
Natural gas liquids (per Bbl)	30.08	22.71
Average per Mcfe	$5.49	$4.27

(1) Oil and natural gas liquids are converted at the rate of one barrel to six Mcfe
(2) Excludes approximately $3.6 million in settled oil hedges related to our Sundance acquisition

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021
Production volumes:
Oil (MBbl) (1)	1,023	529
Natural gas (MMcf)	19,129	16,915
Natural gas liquids (MBbl) (1)	621	484
Total (MMcfe)	28,993	22,992

Oil, Natural gas and Natural gas liquids sales:
Oil	$83,681	$40,021
Natural gas	100,237	95,453
Natural gas liquids	15,059	15,876
Total	$198,978	$151,349

Average realized price:
Oil (per Bbl)	$81.80	$75.65
Natural gas (per Mcf)	5.24	5.64
Natural gas liquids (per Bbl)	24.25	32.82
Average per Mcfe	$6.86	$6.58

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(5.89)	$(16.37)
Natural gas (per Mcf)	(1.56)	(1.72)
Natural gas liquids (per Bbl)	3.36	(6.88)
Average per Mcfe	$(1.17)	$(1.79)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$75.91	$59.28
Natural gas (per Mcf)	3.68	3.92
Natural gas liquids (per Bbl)	27.61	25.94
Average per Mcfe	$5.70	$4.80

(1) Oil and natural gas liquids are converted at the rate of one barrel to six Mcfe

Reserve Replacement Ratio Calculation (Unaudited):
Reserve replacement ratio is calculated by dividing the sum of extensions, discoveries, and other additions, purchases and sales of minerals in place, and total revisions for the year by production:

Reserve Replacement
(in MMcfe)	Year Ended December 31, 2022
Proved reserves as of December 31, 2021	1,415,770
Extensions, discoveries, and other additions(1)	567,235
Revisions of previous estimates	(2,736)
Purchases of minerals in place	355,471
Sales of minerals in place	(2,656)
Production	(98,460)
Proved reserves as of December 31, 2022	2,234,624

Reserve replacement ratio	932%

(1) The 2022 additions were due to discovery and extensions of 567.2 Bcfe attributable to drilling results of 159.5 Bcfe and leasing of adjacent acreage of 407.7 Bcfe

First Quarter 2023 & Full Year 2023 Guidance

Guidance
	1Q 2023	FY 2023
Production Volumes:
Oil (Bbls/d)	10,500 - 11,500	13,750 - 15,000
Natural Gas (MMcf/d)	195 - 210	195 - 205
NGLs (Bbls/d)	6,100 - 6,200	7,900 - 8,400
Total Reported Production (MMcfe/d)	295 - 316	325 - 345
% Gas	66%	60%

Product Pricing :
Crude Oil NYMEX Differential ($/Bbl)	($4.50) - ($2.50)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($1.00) - $0.00	N/A
Natural Gas Liquids (% of WTI)	28% - 32%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.72 - $0.76	$0.71 - $0.75
Transportation & Processing ($/Mcfe)	$0.35 - $0.39	$0.30 - $0.34
Production Taxes (% of Revenue)	6.5% - 7.5%	5.0% - 6.0%
Cash G&A, net ($MM)	$4.5 - $5.0	$17.0 - $18.0